Exhibit 4.8

Employment Contract – Qingbo Zhao

BETWEEN:  Shandong Taiying Technology Co., Ltd., a company legally incorporated under the laws of People’s Republic of China, having a mailing address at No.1366, Zhongtianmen Street, High-tech Zone, Tai’an City, acting and represented herein by Mr. Zhili Wang, Legal Representative, declaring duly authorized, (hereinafter called the “COMPANY”)

AND:   Ms. Qingbo Zhao (hereinafter called the “EMPLOYEE”)

(COMPANY and EMPLOYEE hereinafter collectively called “Parties”)

WHEREAS：

COMPANY requires the services of EMPLOYEE as Senior Vice President;

EMPLOYEE agreed to provide COMPANY his full-time services as Senior Vice President;

the Parties wish to confirm their agreement in writing;

the Parties have the capacity and quality of exercise all the rights necessary for the conclusion and implementation of the agreement found in this Contract;

THEREFORE THE FOREGOING, THE PARTIES AGREE AS FOLLOWS:

1. EMPLOYMENT

EMPLOYEE agrees to assume full-time for COMPANY (minimum of forty (40) hours per week) the role of Senior Vice President during the entire duration of the Contract;

2. TERM

This Contract is for an initial term of 23 months, namely from【February 1，2021 to December 31，2022】, renewable for an additional period of 24 months unless either party terminates it in writing at least 【sixty (60)】days before the expiration of the initial term;

3. RESPONSIBILITIES

EMPLOYEE agrees and undertakes to COMPANY to the following: The services must be made full time in a professional manner, according to the rules generally accepted by industry.

3.1 Shall be subject to regulatory oversight of the Board, in representation of the COMPANY within the authorization of the Board, and shall take respective responsibility for the operation and management of the COMPANY in accordance with the instruction of the Board and the authorization of the CEO, to ensure the safety of operation, effective management and the preservation and appreciation of assets.

3.2 Shall be strictly compliance with laws, regulations and financial and accounting system, drafting plans on the establishment of the COMPANY’s internal management departments and basic management system of the COMPANY.

3.3 Unless agreed by the Board, shall not make change to the legal representative, company name, business scope of the COMPANY.

3.4 Unless agreed by the Board, shall not dispose the property of the COMPANY, including but not limited to transfer, selling off, mortgaging, pledge, leasing or giving out.

3.5 If the COMPANY needs to ask for a loan, consent of the Board shall be made.

3.6 Shall not provide external guarantee in the name of the COMPANY.

3.7 Shall regularly submit factual financial reports to the Board.

3.8 Deciding on the hiring or dismissing of the persons-in-charge other than those who shall be decided by the Board.

3.9 Performing other responsibility granted by the articles of association or the Board.

4. CONSIDERATION

4.1 Service Awards

In consideration of the provision of services, COMPANY to pay EMPLOYEE, as compensation;

The gross amount of 【RMB 1,440,000】annually calculated at the rate of twelve (12) equal monthly installments consecutively of 【RMB 120,000】 each.

工资总额为【人民币144万元/年】，每个月【人民币12万元】，一共12个月，按月发放。

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4.2 Expenditure incurred

4.2 支出的费用

COMPANY will reimburse EMPLOYEE all reasonable expenses incurred in connection with this Contract, upon presentation of appropriate documentation. The date of reimburse EMPLOYEE shall be 20th of each month.

（雇员）提交适当的文件后，公司会为雇员报销一切与本合同有关的合理费用。雇员的报销日期为每月的20日。

4.3 Bonus

Executive will be eligible to receive an annual bonus with a target payout up to 【300】% of the Base Salary (the “Target Bonus”), subject to achieving Company and individual performance goals established by the Compensation Committee in consultation with the Executive. The Compensation Committee shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of any such bonus. Such bonus will be pro-rated for partial year of service.

5. COMMITMENT TO CONFIDENTIALITY AND NONDISCLOSURE

EMPLOYEE recognizes that certain disclosures to be provided by COMPANY have or may have considerable strategic importance, and therefore represent trade secrets for purposes of this Contract. During the term of this Contract and for a period of 36 months following the end of it, EMPLOYEE is committed to COMPANY to:

a) keep confidential and not disclose the information;

b) take and implement all appropriate measures to protect the confidentiality of the information;

c) not disclose, transmit, exploit or otherwise use for its own account or for others, elements of information;

6. EXCLUSIVITY OF SERVICE PROVIDER

During the term of this Contract and for a period of 24 months following the end of it, EMPLOYEE is committed to COMPANY not render services to or for direct or indirect competitors of COMPANY.

7. TERMINATION OF CONTRACT

Either party may terminate this Contract at any time, upon presentation of a sixty (60) days notice given to the other party.

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8. GENERAL PROVISIONS

Unless specific provision to the contrary in this Contract, the following provisions apply.

8.1 Force Majeure

Neither party can be considered in default under this Contract if the performance of its obligations in whole or in part is delayed or prevented by following a force majeure situation. Force majeure is an external event, unforeseeable, irresistible and it absolutely impossible to fulfill an obligation.

8.2 Severability

The possible illegality or invalidity of an article, a paragraph or provision (or part of an article, a paragraph or provision) does not in any way affect the legality of other items, paragraphs or provisions of this Contract, nor the rest of this article, this paragraph or provision unless a contrary intention is evident in the text.

8.3 Entire Contract

This Contract contains and represents the entire agreement of COMPANY and EMPLOYEE and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof.

8.4 Notices

Any notice to a party is deemed to have been validly given if in writing and sent by registered or certified mail, by bailiff or by courier to such party at the address listed at the beginning of this Contract or any other address that the party may indicate a similar notice to another party. A copy of any notice sent by mail must be sent by one mode of delivery mentioned above.

8.5 No Waiver

The inertia, neglect or delay by any party to exercise any right or remedy under this Contract shall in no way be construed as a waiver of such right or remedy.

8.6 Contract Amendment

This Contract may be amended only by a writing signed by all Parties.

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9. APPLICABLE LAWS AND ELECTION OF DOMICILE

This Contract is subject to the laws of the People’s Republic of China.

The Parties agree to elect domicile in the judicial district of Taian City, Shandong Province, China, and chose it as the appropriate district to hear any claim arising from the interpretation, application, and performance, the entry into force, validity and effect of this Contract.

10. CURRENCIES

All sums of money under this Contract refer to Chinese currency.

11. EFFECTIVENESS AND COPIES

This Contract will come into force upon signature and seal by both Parties. This Contract is made in duplicate and both are of equally binding force. The COMPANY and the EMPLOYEE each holds one copy.

Shandong Taiying Technology Co., Ltd.

(Seal)

/s/ Qingbo Zhao
(Signature)

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